Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

February 25, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Wishart Enterprises Limited
Saskatoon, Saskatchewan, Canada

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Wishart Enterprises Limited of our report dated February 18, 2009, relating to the financial statements of Wishart Enterprises Limited, Inc., a Nevada Corporation, as of and for the periods ending November 30, 2008 and 2007.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC